Exhibit 99.1

PW Partners and HG Vora Nominate Six Highly Qualified Directors to Board of Town Sports

NEW YORK, NY, January 7, 2015 -- PW Partners Atlas Funds and HG Vora Capital Management (the “Nominating Stockholders”), who collectively own 6,371,133 shares or 26.2% of the outstanding shares of Town Sports International Holdings, Inc. (Nasdaq: CLUB) (“Town Sports” or the “Company”), announced today that they have formally nominated six highly qualified and independent director nominees for election to the Board of Directors of Town Sports at its upcoming 2015 annual meeting of stockholders.

The Nominating Stockholders released the following statement:

“As stockholders collectively owning more than 26% of Town Sports, we believe the Company needs to significantly revamp its board of directors to effect the changes necessary to maximize stockholder value. We believe our proposed slate of experienced operating and business professionals with significant expertise in the fitness industry and corporate finance will strengthen Town Sports’ brands, right-size its cost structure, and make prudent capital allocation decisions for the benefit of all stockholders. The Company has failed to engage in a meaningful dialogue with us regarding our recommendations for enhancing stockholder value. The Company also rebuffed our good faith attempts to obtain meaningful representation on the Board and responded by adopting a ‘poison pill’ rights plan. Stockholders deserve directors who will proactively address the many issues facing Town Sports and be committed to meaningful value creation.”

The Nominating Stockholders’ slate of director nominees includes:

Glenn Colarossi (Age 54) who has served as Principal of Colarossi Spa & Health Club Consulting & Management LLC, a health club consulting and management firm providing development, design, branding, management and investment consulting services to health clubs and spas worldwide, since he founded it in 1991. He has also served as Director Global Hospitality of True Fitness Technology Inc., a manufacturer of premium cardio equipment, since December 2013. He was also the Chief Operating Officer of Stamford Athletic Club, an athletic club located in Stamford, CT, from 1993 to December 2013.

Mark A. McEachen (Age 56) who has served as the Chief Executive Officer of The Dolan Company, a leading provider of business information and professional services to the legal, financial, real estate and business sectors, since June 2014. He has also served as a director of BJ’s Restaurants, Inc. (NASDAQ: BJRI), an owner and operator of casual dining restaurants, since April 2014. Mr. McEachen held a variety of positions at Freedom Communications, Inc. from May 2009 to June 2013, including Chief Operating Officer and Chief Financial Officer.

Jeffrey C. Neal (Age 69) who has been a Partner of Horizon Capital LLC, an investment company he co-founded specializing in investments in Ukraine, Moldova and Belarus, since June 2005. He previously served as a director of Caribou Coffee Company, Inc., a leading branded coffee company, from October 2005 to August 2008. Mr. Neal has held a variety of positions at Merrill Lynch & Co. Inc.  and a predecessor firm from 1973 to 2004, including Chairman of the Global Investment Banking Group.

Thomas W. Plummer (Age 62) who has been the Owner of the National Fitness Business Alliance (“NFBA”), a group of industry vendors and suppliers bringing advanced business education to fitness business owners worldwide, since he founded it in 2003. The NFBA offers seminars, workshops and other consulting services to the fitness industry and is a leading provider of education for fitness business owners. He was also the Founder and Owner of Thomas Plummer Company, a provider of workshops, independent consulting and speaking engagements to the fitness industry, from 1990 to 2003.

Patrick Walsh (Age 39) who has served, since August 2012, as the Chief Executive Officer of PW Partners Atlas Funds, LLC, the general partner of various investment funds, and its affiliates. He has also served as a director of BJ’s Restaurants, Inc. (NASDAQ: BJRI), an owner and operator of casual dining restaurants, since June 2014 where he also serves as a member of the Compensation Committee. He has also continued to serve as a director of Famous Dave’s of America, Inc. (NASDAQ: DAVE), an owner, operator and franchisor of barbecue restaurants, since April 2013 where he also serves as Chairman of the Compensation Committee and as a member of the Strategic Planning and Audit Committees.

L. Spencer Wells (Age 44) who has been a Partner of Drivetrain Advisors, LLC, an advisory firm focused on providing fiduciary services to investors in the alternative investment industry, since he co-founded the firm in December 2013. He served as a Senior Advisor to TPG Special Situations Partners (“TSSP”), the credit investing arm of TPG Capital, from January 2012 to July 2013. He was a Partner of TSSP from September 2010 to January 2012. Mr. Wells was a Partner and Portfolio Manager at Silver Point Capital, L.P., an alternative investment manager specializing in distressed credit, from September 2002 to July 2009.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

PW Partners Atlas Fund III LP (“Atlas Fund III”) and HG Vora Special Opportunities Master Fund, Ltd. (“HG Vora Master Fund”), together with the other participants named herein (collectively, the “PW-HG Vora Group”), intend to file with the Securities and Exchange Commission (“SEC”) a preliminary proxy statement and an accompanying proxy card to be used to solicit votes for the election of a slate of six (6) highly-qualified director nominees at the 2015 annual meeting of stockholders of Town Sports International Holdings, Inc., a Delaware corporation (the “Company”).

THE PW-HG VORA GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PW-HG VORA GROUP AT (312) 347-1709.

The participants in this solicitation are Atlas Fund III, HG Vora Master Fund, PW Partners Master Fund LP (“PW Master Fund”), PW Partners Atlas Funds, LLC (“Atlas Fund GP”), PW Partners, LLC (“PW Master Fund GP”), PW Partners Capital Management LLC (“PW Capital Management”), Patrick Walsh, HG Vora Capital Management, LLC (“HG Vora Capital Management”), Parag Vora, Glenn Colarossi, Mark A. McEachen, Jeffrey C. Neal, Thomas W. Plummer and L. Spencer Wells.  As of the date hereof, Atlas Fund III directly owns 2,401,183 shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”).  As of the date hereof, PW Master Fund directly owns 25,000 shares of Common Stock.  As of the date hereof, Mr. Walsh directly owns 69,950 shares of Common Stock.  Atlas Fund GP, as the general partner of Atlas Fund III, may be deemed to beneficially own the 2,401,183 shares of Common Stock directly owned by Atlas Fund III.  PW Master Fund GP, as the general partner of PW Master Fund, may be deemed to beneficially own the 25,000 shares of Common Stock directly owned by PW Master Fund.  PW Capital Management, as the investment manager with respect to each of Atlas Fund III and PW Master Fund, may be deemed to beneficially own the 2,426,183 shares of Common Stock directly owned in the aggregate by Atlas Fund III and PW Master Fund.  Mr. Walsh, as the Managing Member and Chief Executive Officer of each of Atlas Fund GP and PW Master Fund GP and the Managing Member of PW Capital Management, may be deemed to beneficially own the 2,426,183 shares of Common Stock beneficially owned in the aggregate by Atlas Fund GP, PW Master Fund GP and PW Capital Management.  As of the date hereof, HG Vora Master Fund directly owns 3,875,000 shares of Common Stock.  HG Vora Capital Management, as the investment advisor to HG Vora Master Fund, may be deemed to beneficially own the 3,875,000 shares of Common Stock directly owned by HG Vora Master Fund.  Mr. Vora, as the Managing Member of HG Vora Capital Management, may be deemed to beneficially own the 3,875,000 shares of Common Stock beneficially owned by HG Vora Capital Management.  As of the date hereof, none of Messrs. Colarossi, McEachen, Neal, Plummer or Wells owns any shares of Common Stock.

Contact

Patrick Walsh
(312) 347-1709